Exhibit 99.1

OMNIVISION REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER OF FISCAL 2014

SANTA CLARA, Calif., — February 27, 2014 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading developer of advanced digital imaging solutions, today reported financial results for the third quarter of fiscal 2014 that ended on January 31, 2014.

Revenues for the third quarter of fiscal 2014 were $352.0 million, as compared to $397.2 million in the second quarter of fiscal 2014, and $423.5 million in the third quarter of fiscal 2013. GAAP net income in the third quarter of fiscal 2014 was $30.6 million, or $0.54 per diluted share, as compared to net income of $26.3 million, or $0.47 per diluted share in the second quarter of fiscal 2014, and $21.3 million, or $0.40 per diluted share in the third quarter of fiscal 2013.

For the third quarter of fiscal 2014, the Company recorded a one-time after-tax benefit of approximately $15.9 million, or $0.28 per diluted share, related to the initial public offering (“IPO”) of its equity investee, China WLCSP Limited (“WLCSP”). The one-time benefit comprised a step-up in the book value of the Company’s investment in WLCSP, as well as a gain realized by the Company when it sold a portion of its WLCSP equity interest. Since the sale occurred at the end of the third fiscal quarter, the Company’s cash, cash equivalents and short-term investments as of January 31, 2014 did not include the associated sales proceeds.

Non-GAAP net income in the third quarter of fiscal 2014 was $40.4 million, or $0.69 per diluted share. Non-GAAP net income in the second quarter of fiscal 2014 was $34.9 million, or $0.60 per diluted share. Non-GAAP net income in the third quarter of fiscal 2013 was $31.5 million, or $0.56 per diluted share. Non-GAAP net income excludes stock-based compensation expenses and the related tax effects. Please refer to the attached schedule for a reconciliation of GAAP net income to non-GAAP net income for the three and nine months ended January 31, 2014 and 2013 and for the three months ended October 31, 2013.

GAAP gross margin for the third quarter of fiscal 2014 was 19.6%, as compared to 18.8% for the second quarter of fiscal 2014 and 16.9% for the third quarter of fiscal 2013. The sequential increase in third quarter gross margin was primarily attributable to continued reduction in the Company’s overall production costs.

The Company ended the period with cash, cash equivalents and short-term investments totaling $393.0 million, an increase of $127.4 million from the previous quarter. The increase was primarily attributable to cash provided by operating activities in the third quarter of fiscal 2014.

“Our third quarter performance was better than we expected, and we continued to report improvements on multiple financial metrics, including gross margin and cash position,” said Shaw Hong, chief executive officer of OmniVision Technologies, Inc. “Our flagship PureCel sensors are gaining traction in the market. PureCel sensors have significantly better pixel performance, lower power consumption, and an attractive cost structure. We are very excited about our new product lineup.”

Outlook

Based on current trends, the Company expects revenues for the fourth quarter of fiscal 2014 will be in the range of $275 million to $305 million and GAAP net income per share will be between $0.05 and $0.21 per diluted share. Excluding the estimated expense and related tax effects associated with stock-based compensation, the Company expects its non-GAAP net income per share will be between $0.19 and $0.35 per diluted share. Refer to the table below for a reconciliation of GAAP to non-GAAP net income.

Conference Call

OmniVision Technologies, Inc. will host a conference call today at 5:00 p.m. Eastern time to discuss these results further. This conference call can be accessed via a webcast at www.ovt.com. The call can also be accessed by dialing 866-515-2910 (domestic) or 617-399-5124 (international) and entering passcode 49688021.

A replay of the call will remain available at www.ovt.com for approximately twelve months. A replay of the call will also be available for ten days beginning approximately three hours after the conclusion of the call. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 26599973.

About OmniVision

OmniVision Technologies, Inc. is a leading developer of advanced digital imaging solutions. Its CameraChip™ and CameraCubeChip™ products are highly integrated, single-chip CMOS image sensors for consumer and commercial applications, including mobile phones, tablets and entertainment devices, notebooks and webcams, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems. Additional information is available at www.ovt.com.

Safe Harbor Statement

Certain statements in this press release, including statements regarding our expectations regarding revenues and earnings per share for the three months ending April 30, 2014 are forward-looking statements. These forward-looking statements are based on management’s current expectations, and certain factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, our ability to maintain or increase sales to current key customers and end-users of our products; competition in current and emerging markets for image sensor products, including pricing pressures that could result from competition; our ability to increase the average selling prices or lower the costs associated with the development and manufacture of our new, complex products and technologies; fluctuations of wafer manufacturing costs, manufacturing yields, manufacturing capacity and other manufacturing processes and the impact on gross margins; the continued growth and development of current markets and the emergence of new markets in which we sell, or may sell, our products; fluctuations in sales mix and average selling prices; our ability to timely complete the product development cycle for new sensors; our ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phones, tablets and entertainment devices, notebooks and webcams, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems; our dependence on third party wafer foundries and their ability to manufacture our wafers in the required quantities, at acceptable quality, yields and costs, and in a timely manner; our ability to accurately forecast customer demand for our products; the impact of general economic conditions on orders from the end-user customers of our products; the market acceptance of products into which our products are designed; the development, production, introduction and marketing of new products and technology; the occurrence of litigation regarding intellectual property or indemnification claims from our suppliers or customers relating to our intellectual property; our strategic investments and relationships, and other risks detailed from time to time in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent Annual Report on Form 10-K and recent Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to update information contained in any forward-looking statement.

Use of Non-GAAP Financial Information

To supplement the reader’s overall understanding of both its reported results presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and its outlook, the Company also presents non-GAAP measures of net income and net income per share which are adjusted from results based on GAAP. In particular, the Company excludes stock-based compensation expenses and the related tax effects. The non-GAAP financial measures which the Company discloses also exclude the effects of stock-based compensation on the number of basic and diluted common shares used in calculating non-GAAP basic and diluted net income per share. The Company provides these non-GAAP financial measures to enhance an investor’s overall understanding of its current financial performance and to assess its prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company’s business. The economic basis for the Company’s decision to use non-GAAP financial measures is that the adjustments to net income did not reflect the on-going relative strength of the Company’s performance.

The Company’s objective is to minimize any confusion in the financial markets by providing non-GAAP net income and non-GAAP net income per share measurements and disclosing the related components. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

The Company uses non-GAAP financial measures for internal management purposes to conduct and evaluate its business, when publicly providing its business outlook and to facilitate period-to-period comparisons. The Company views non-GAAP net income per share as a primary indicator of the profitability of its underlying business. In addition, because stock-based compensation is a non-cash expense and is offset in full by a credit to additional paid-in capital, it has no effect on total stockholders’ equity. As the calculation of non-GAAP financial measures differs between companies, the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures used by other companies. Other than stock-based compensation and the related tax effects, these differences may cause the Company’s non-GAAP measures to not be directly comparable to other companies’ non-GAAP measures. Although these non-GAAP financial measures adjust cost, expenses and basic and diluted share items to exclude the accounting treatment of stock-based compensation, they should not be viewed as a non-GAAP presentation reflecting the elimination of the underlying stock-based compensation programs. Thus, the Company’s non-GAAP presentations are not intended to present, and should not be used, as a basis for assessing what its operating results might be if it were to eliminate its stock-based compensation programs. The Company compensates for these limitations by providing full disclosure of the net income and net income per share on a basis prepared in accordance with GAAP to enable investors to consider net income and net income per share determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate. As a result of the foregoing limitations, the Company does not use, nor does the Company intend to use, the non-GAAP financial measures when assessing the Company’s performance against that of other companies.

Estimating stock-based compensation expenses and the related tax effects for a future period is subject to inherent risks and uncertainties, including but not limited to the price of the Company’s stock, stock market volatility, expected option life, risk-free interest rates, and the number of option exercises and sales during the quarter.

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GUIDANCE FOR GAAP NET INCOME PER DILUTED SHARE

TO PROJECTED NON-GAAP NET INCOME PER DILUTED SHARE

(unaudited)

	Three Months Ending April 30, 2014
	GAAP Range of Estimates				Non-GAAP Range of Estimates
	From	To	Adjustment		From	To
Net income per share	$0.05	$0.21	$0.14	(1)	$0.19	$0.35

 (1)      Reflects estimated adjustment for expenses and related tax effects associated with stock-based compensation.

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	January 31,	April 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$308,927	$190,171
Short-term investments	84,113	22,164
Accounts receivable, net	134,706	166,517
Inventories	342,153	430,315
Deferred income taxes	3,981	4,028
Prepaid expenses and other current assets	21,809	11,982
Total current assets	895,689	825,177
Property, plant and equipment, net	156,208	158,394
Long-term investments	154,044	139,746
Goodwill	10,227	10,227
Intangibles, net	69,730	56,804
Other long-term assets	32,964	36,666
Total assets	$1,318,862	$1,227,014
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$149,016	$188,261
Accrued expenses and other current liabilities	58,418	40,274
Income tax payable	1,461	2,904
Deferred revenues, less cost of revenues	20,252	15,493
Current portion of long-term debt	3,830	3,769
Total current liabilities	232,977	250,701
Long-term liabilities:
Long-term income taxes payable	83,609	90,777
Non-current portion of long-term debt	32,246	35,709
Other long-term liabilities	6,755	4,618
Total long-term liabilities	122,610	131,104
Total liabilities	355,587	381,805

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 76,623 shares issued and 56,024 outstanding at January 31, 2014 and 74,574 shares issued and 53,975 outstanding at April 30, 2013, respectively	77	75
Additional paid-in capital	655,902	616,379
Accumulated other comprehensive income	2,569	3,952
Treasury stock, 20,599 at January 31, 2014 and April 30, 2013, respectively	(278,683)	(278,683)
Retained earnings	583,410	503,486
Total stockholders’ equity	963,275	845,209
Total liabilities and stockholders’ equity	$1,318,862	$1,227,014

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2014	2013	2014	2013
Revenues	$352,023	$423,513	$1,122,960	$1,071,714
Cost of revenues	282,891	352,027	913,801	886,329
Gross profit	69,132	71,486	209,159	185,385

Operating expenses:
Research, development and related	30,936	27,380	87,761	86,589
Selling, general and administrative	18,028	18,221	54,684	55,080
Amortization of acquired patent portfolio	2,321	2,321	6,964	6,964
Total operating expenses	51,285	47,922	149,409	148,633

Income from operations	17,847	23,564	59,750	36,752
Equity in earnings of investee	837	923	3,264	3,255
Interest expense, net	(466)	(715)	(1,542)	(2,201)
Other income (expense), net	24,038	(5)	25,206	311
Income before income taxes	42,256	23,767	86,678	38,117

Provision for income taxes	11,696	2,459	6,754	4,137
Net income	$30,560	$21,308	$79,924	$33,980

Net income per share:
Basic	$0.55	$0.40	$1.44	$0.64
Diluted	$0.54	$0.40	$1.42	$0.64

Shares used in computing net income per share:
Basic	55,913	53,830	55,369	53,391
Diluted	56,186	53,930	56,472	53,497

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended		Three Months Ended
	January 31,		January 31,		October 31,
	2014	2013	2014	2013	2013
GAAP net income	$30,560	$21,308	$79,924	$33,980	$26,303
Add:
Stock-based compensation in cost of revenues	999	914	2,956	2,951	985
Stock-based compensation in research, development and related expenses	4,276	3,668	12,006	12,533	3,936
Stock-based compensation in selling, general and administrative expenses	3,668	3,206	10,950	10,266	3,552
Decrease in provision for income taxes without the effect of stock-based compensation	922	2,362	1,251	1,840	159
Non-GAAP net income	$40,425	$31,458	$107,087	$61,570	$34,935

GAAP provision for income taxes	$11,696	$2,459	$6,754	$4,137	$1,789
Decrease in provision for income taxes without the effect of stock-based compensation	922	2,362	1,251	1,840	159
Non-GAAP provision for income taxes	$10,774	$97	$5,503	$2,297	$1,630

Non-GAAP net income per share:
Basic	$0.72	$0.58	$1.93	$1.15	$0.63
Diluted	$0.69	$0.56	$1.83	$1.10	$0.60

Shares used in computing non-GAAP net income per share:
Basic	55,913	53,830	55,369	53,391	55,584
Diluted	58,936	56,453	58,373	55,947	58,649

Contact Information

Investor Relations:

Arnab Chanda

OmniVision Technologies, Inc.

408.653.3144

invest@ovt.com